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[FILE STAMP FOR THE
 STATE OF NEVADA]

                             ARTICLES OF MERGER OF
                        VISTA INTERNATURAL PRODUCTS, INC
                                 WITH AND INTO
                           CENTRE CAPITAL CORPORATION



     1. The Merger. These Articles of Merger are filed to give effect to the Plan and Agreement of Merger under date of September 3, 1999 of VISTA INTERNATURAL PRODUCTS 1, INC., as the "merged corporation" ("VIP"), with and into CENTRE CAPITAL CORPORATION, as the "surviving corporation"). An original signed copy of this Plan and Agreement of Merger is attached hereto and made a part hereof for all purposes as Exhibit "A".

     2. Governing Law. Both of the constituent corporations to this Merger are Nevada corporations. The Board of Directors of each corporation approved the Merger and recommended it for adoption by the shareholders. The shareholders of VIP approved and adopted the Merger by the affirmative vote of the holders of 9,277,621 shares of the total of 11,800,316 shares outstanding and entitled to vote thereon (more than 80%) at a special meeting of the VIP shareholders called and held pursuant to due notice on January 30, 1999, with 5,000 shares voting against the Merger. The holder of more than a majority (in excess of 60%) of the Common Stock of CCC approved and adopted the Merger by consent dated August 1, 1999. Neither of the constituent corporations has a parent whose consent to or approval of the Merger is required.

     3. Articles of Incorporation. The Articles of Incorporation of the surviving corporation are the Articles of Incorporation of CCC as filed with and certified by the Secretary of State of Nevada under date of September 6, 1988. A true and correct copy of CCC's Article of Incorporation are attached hereto and made a part hereof for all purposes as Exhibit "B".

     4. Effective Date. The Merger will become effective when these Articles of Merger and attached Exhibits have been filed with and certified by the Secretary of State of Nevada.

     Signed and dated as provided below, but effective as provided above.

CENTRE CAPITAL CORPORATION              VISTA INTERNATURAL PRODUCTS 1, INC.

By:  /s/ EVERETT SPARKS                 By:  /s/ KARL F. JACOBS
   ---------------------------             ------------------------------
     Everett Sparks, President                 Karl F. Jacobs, Chairman

And:  /s/ H. DAWSON FRENCH              And: /s/ SUSAN MCNAIR
     -------------------------               ----------------------------
     H. Dawson French,                       Susan McNair, Secretary and
     Assistant Secretary                     Vice-President

Dated: September 13, 1999               Dated: September 13, 1999
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     ACKNOWLEDGMENTS

     BEFORE ME, the undersigned authority, personally came and appeared EVERETT SPARKS, President of CENTRE CAPITAL CORPORATION, known to me, who acknowledged to me that he executed the foregoing instrument pursuant to due authorization as the valid act and deed of the aforesaid corporation

     WITNESS MY AND SEAL OF OFFICE, this ___, day of September, 1999.

My Commission Expires:                              [SEAL]   SHANEIKA JOHNSON
                           /s/ SHANEIKA JOHNSON            MY COMMISSION EXPIRES
                         -------------------------            APRIL 13, 2003
   April 13, 2003              Notary Public

     BEFORE ME, the undersigned authority, personally came and appeared KARL F. JACOBS, Chairman of VISTA INTERNATIONAL PRODUCTS 1, INC., known to me, who acknowledged to me that he executed the foregoing instrument pursuant to due authorization as the valid act and deed of the aforesaid corporation

     WITNESS MY AND SEAL OF OFFICE, this ___, day of September, 1999.

My Commission Expires:
                           /s/ CATHERINE J. JACOBS
                         -------------------------
   06/21/01                    Notary Public

     The votes of the shareholders of each constituent corporation was sufficient for adoption under the Articles of Incorporation and By-Laws of each corporation.

   9/15/99                /s/ [ILLEGIBLE]
                         -----------------------------
                         Attorney for each corporation
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                        PLAN AND AGREEMENT OF MERGER OF
                      VISTA INTERNATURAL PRODUCTS I, INC.


                                      INTO

                           CENTRE CAPITAL CORPORATION

        This PLAN AND AGREEMENT OF MERGER (the "Agreement"), is entered into by and between VISTA INTERNATURAL PRODUCTS I, INC. ("VIP"), a Nevada corporation, and CENTRE CAPITAL CORPORATION ("CCC"), a Nevada corporation (with VIP and CCC being sometimes hereinafter collectively referred to as the "Constituent Corporations").

                                R E C I T A L S:

        WHEREAS, Vista InterNatural Products I, Inc. is a corporation duly organized and validly existing under the laws of the State of Nevada, having been incorporated on February 1, 1999, with authorized capital stock of 50,000,000 shares of Common Stock, par value $.001 per share, of which 15,496,472 shares are outstanding;

        WHEREAS, Centre Capital Corporation is a corporation duly organized and validly existing under the laws of the State of Nevada, having been incorporated on September 6, 1988, with authorized capital stock of 50,000,000 shares of Common Stock, par value $0.001 per share, of which 6,881,447 shares are outstanding, and 20,000,000 shares of Preferred Stock, par value $0.001 per share, none of which are outstanding; and

        WHEREAS, the Board of Directors of each of the Constituent Corporations deems it advisable and in the best interests of its shareholders that it merge with the other corporation to form a single corporation pursuant to this Agreement and the applicable laws of the State of Nevada.

        NOW, THEREFORE, for and in consideration of Ten Dollars and other valid consideration ($10&OVC), the mutual premises, covenants and undertakings as provided herein, the receipt and sufficiency of which is hereby acknowledged and stipulated, the Constituent Corporations do hereby bargain, covenant and agree with each other as follows:

                              TERMS AND PROVISIONS

        1. EFFECTIVE DATE. Upon execution by the Constituent Corporations, this Agreement shall become effective upon the date an original signed counterpart hereof is filed with and certified by the Office of the Secretary of the State of Nevada. This Agreement may be made effective for accounting and financial statement purposes, however, as of the date provided below. Upon filing and certification hereof as provided above, the separate existence of VIP shall cease and it shall be merged with and into CCC as the "Surviving Corporation" of this Merger.

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        2. DIRECTORS. The Directors of the Surviving Corporation shall be the current Directors of VIP who are:

            o KARL F. JACOBS, Chairman of the Board and Chief Executive Officer of VIP

            o MARK SPRADLING, an outside Director who is in construction and real estate in Duncan, Oklahoma

            o STEVEN NIBARGER, an outside Director who is employed as technology manager with a Fortune 500 Company in Dallas, Texas.

        3. OFFICERS. The officers of the Surviving Corporation will be the officers of VIP who are:

                KARL F. JACOBS: graduated from Oklahoma State University in 1972 with honors and a Bachelor's of Science Degree in Business Administration; worked in banking, real estate and insurance business and owned and operated retail music and videos stores from 1968 until 1995; has been engaged in direct multi-level marketing since 1995. Chairman of the Board and Chief Executive Officer of VIP.

                CATHERINE JACOBS: wife of Karl Jacob since 1995, and President, Treasurer and Chief Financial Officer of Registrant.

                LINDA LOHMAN: has more than 30 years experience in medical health insurance, primarily with Traveler's Insurance Company, with her most recent position being a Client Administrator.

                SUSAN MCNAIR: has been engaged in direct multi-level marketing for more than the past five years.

        4. SHARES. The Common Stock of the Surviving Corporation to be outstanding upon the Effective Date of the Merger shall be as follows:

                A. CCC COMMON STOCK. After the reverse split of its 6,881,477 shares of outstanding Common Stock on a 1-for-3 basis in connection with the Merger, CCC will have 2,293,482 shares of its Common Stock outstanding.

                B. VIP COMMON STOCK. Upon the Effective Date of the Merger, CCC will issue and deliver 7,748,236 shares of its Common Stock to the shareholders of VIP upon the basis of one share of CCC Common Stock for each two shares of VIP Common Stock.

                C. NO FRACTIONAL SHARES. No fractional shares of its Common Stock will be issued by the Surviving Corporation in connection with the Merger. One additional share will be issued to each shareholder who is entitled to receive a fractional share of the Surviving Corporation's Common Stock as a result of the Merger.



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                D. RESTRICTED SHARES. The shares of the Surviving Corporation's
Common Stock issued to the VIP shareholders will NOT be issued pursuant to a registration statement filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 (the "Act") or any state regulatory authority under the state Blue Sky laws. As a result of NOT BEING REGISTERED, these shares will constitute "RESTRICTED SECURITIES" under these federal and state securities laws, and they may be sold or transferred only in accordance with Rule 144 promulgated by the SEC under the Act or pursuant to a registration statement or exemption from registration under such laws. The certificates for these shares to be issued to the VIP shareholders will bear appropriate legends denoting these restrictions upon the sale or transfer of these shares as required by these securities laws.

        4. REPRESENTATIONS AND WARRANTIES.

                A. BY VIP. VIP represents and warrants to CCC as follows:

                      (i) ORGANIZATION. VIP is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. VIP has the authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it require qualification.

                      (ii) CAPITALIZATION. VIP's capitalization consists of 50,000,000 authorized shares of Common Stock, $.001 par value per share, of which 15,496,472 shares are issued and outstanding as of the date of this Agreement. Each outstanding share was validly issued and constitutes fully paid and non-assessable shares. No options are outstanding as of the date of this Agreement with respect to any shares of VIP's Common Stock.

                      (iii) FINANCIAL STATEMENT. VIP has furnished to CCC a copy of an unaudited balance sheet and income statement for the two month period from its inception on February 1, 1999 through March, 1999, which are to the best of the knowledge and belief of its management true and correct and have been prepared in accordance with generally accepted accounting principles consistently followed during this period, except as might otherwise be provided in the notes thereto.

                B. BY CCC. CCC represents and warrants to VIP that all of the following representations and warranties are true and correct:

                      (i) ORGANIZATION. CCC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada. CCC has the authority to carry on its business as it is now being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it require qualification.

                      (ii) CAPITALIZATION. The authorized capital stock of CCC consists of

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50,000,000 shares of Common Stock, par value $0.001 per share, of which
6,881,447 shares are issued and outstanding, and 20,000,000 shares of Preferred Stock, par value $0.001 per share, none of which is outstanding.

                      (iii) LIENS AND ENCUMBRANCES. There are no outstanding liens, claims or encumbrances, pending or threatened, against CCC and/or its assets otherwise than for a nominal royalty due upon sales of its fire and insecticide product.

                      (iv) FINANCIAL STATEMENTS. CCC has delivered to VIP copies of its balance sheets and income statements for its fiscal years ending December 31, 1996, 1997 and 1998, all of which have been audited by an independent certified public accountant, and a copy of its balance sheet and income statement for fiscal 1999 through June 30, 1999, which is an unaudited statement by CCC. To the best of the knowledge and belief of management of CCC all of these financial Statements are true and complete and have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated, except as might otherwise be provided in the notes thereto. Each such balance sheet presents a true and complete statement as of its date of the financial condition and assets and liabilities of CCC. Except as and to the extent reflected or reserved against therein (including the notes thereto), CCC does not have, as of the date of each such balance sheet, any liabilities or obligations (whether accrued, absolute, contingent, or otherwise) of a nature customarily reflected in a corporate balance sheet or the notes thereto, prepared in accordance with generally accepted accounting principles. Each such statement of earnings and retained earnings presents a true and complete statement of the results of operations by CCC for the periods indicated. CCC has no liabilities or obligations, except to the extent (and not in excess of the amounts) reflected in the December 31, 1998 balance sheet included in the Financial Statements.

                      (v) THE AGREEMENT. This Agreement has been duly executed and delivered by CCC and constitutes in its entirety a valid and binding obligation upon CCC, which is enforceable in accordance with its terms and provisions, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and the remedy of specific performance and injunctive relief are subject to certain equitable defenses and to the discretion of the court before which any proceedings might be brought. CCC has full corporate power, capacity, and authority to execute this Agreement, the Articles of Merger, and all other agreements and documents contemplated hereby. The execution and delivery of this Agreement and such other agreements and documents by CCC and the consummation by CCC of the Merger has been duly authorized by affirmative action of its Directors and shareholders, and no other corporate action on the part of CCC is necessary to authorize the Merger and all related transactions contemplated hereby.

                      (vi) TAXES. CCC has filed all income tax returns required to be filed by it, and it has paid or provided for all taxes shown to be due thereon. No action or proceeding for the assessment or collection of any Taxes is pending against CCC; no deficiency, assessment, or other formal claim for any Taxes has been asserted or made against CCC that has not been fully paid or

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finally settled; and no audit or examination of any tax return by CCC is pending or to the best of its knowledge threatened by any taxing authority.

                      (vii) PROPERTIES. CCC does not own any real property. It leases its office space at a monthly rental of $1,110 per month through August 30, 1999. CCC owns its office equipment and furnishings, which are not significant in amount.

                      (viii) WHOLLY OWNED SUBSIDIARY. CCC has a wholly owned subsidiary, KFA, Corp., which markets a fire ant insecticide product. Its operations since inception in 1995 have not been profitable, and it will be sold to Everett Sparks and an associate for $20,000 credit against demand notes payable due to them by CCC as part of the Merger.

                      (ix) CONTRACTS. Other than for a nominal royalty payable on KFA's insecticide product, CCC does not have any material contracts and does not contemplate entering into any contracts in the near term otherwise than pursuant to this Agreement.

                      (x) NO COMMISSION. No agent, broker or other person or firm acting on behalf of CCC is, or will be, entitled to any commission, brokerage, finder's fees or other compensation in connection with this Merger of any of the transactions contemplated hereby.

                      (xi) NO MATERIAL ADVERSE CHANGE. Since December 31, 1998, there has not been: (a) any material adverse change in the business, operations, financial condition, or results of operations or prospects of CCC; (b) any transaction, commitment, or agreement (including, without limitation, any borrowing) by CCC involving a significant expenditure of its cash funds, except transactions, commitments, or agreements in the ordinary course of business consistent with past practice or in connection with this Merger; (c) any declaration, setting aside, or payment of any dividend or distribution in cash, stock, or property to CCC's shareholders; (d) any repurchase, redemption, or other acquisition by CCC of any capital stock or other securities issued by it; or (e) any increase in the compensation due or payable by CCC to its directors, officers, employees or agents.

        5. STATUS QUO. Between the date hereof and the Effective Date of the Merger, neither of the Constituent Corporations will without the prior consent of the other: (a) issue or sell any stock or other corporate securities; (b) incur any obligation or liability (absolute or contingent), except current liabilities incurred in the ordinary and routine course of business; (c) pay any dividend or make any distribution to its shareholders or purchase or redeem its Common Stock; (d) mortgage, pledge, create a security interest or otherwise encumber any of its assets, tangible or intangible; (e) sell, exchange, transfer or otherwise dispose of any of its assets, tangible or intangible, or release or cancel any indebtedness, otherwise than in the ordinary and routine course of business; (f) waive surrender or release any right, title or interest of any significant value; or (g) enter into any transaction otherwise than in the ordinary and routine course of business.

        6. CONDITIONS PRECEDENT. Notwithstanding anything which might be contained elsewhere

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herein to the contrary, the Merger shall not become effective if prior to the
Effective Date any of the following should occur:

                 A. MUTUAL TERMINATION. The Board of Directors of each Constituent Corporation should vote to terminate the Merger.

                 B. DISSENTING SHAREHOLDERS. The holders of a sufficiently large number of shares of Common Stock of either or both Constituent Corporations should object to the Merger and demand payment for their shares pursuant to the applicable laws of Nevada, rendering it inadvisable in the opinion of the Board of Directors of either or both of the Constituent Corporations to proceed with the Merger; or

                 C. LITIGATION. If any material litigation should be filed or threatened against or affecting either or both of the Constituent Corporations, or their assets or businesses, or the Merger, which in the judgement of the Board of Directors of either or both of the Constituent Corporations renders it inadvisable to proceed with the Merger.

        7. NOTICES. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed to be properly served if addressed as provided below and delivered: (a) in person;
(b) by facsimile transmission, if followed by mailing on the same date by first class United States Mail; or (c) by United States Mail, with postage prepaid for delivery by certified mail, return receipt requested.

         VIP'S ADDRESS:          Vista InterNatural Products I, Inc.
                                 P.O. Box 750058
                                 Duncan, Oklahoma 73575
                                 Attn: Karl Jacobs


         CCC'S ADDRESS:          Centre Capital Corporation
                                 2619 Gravel Drive
                                 Fort Worth, Texas 76118
                                 Attn: Everett Sparks

Either Constituent Corporation may change its address for notice purposes by giving notice to the other in writing, stating its new address for notice purposes, which is served in the manner provided above. Any notice or other communication shall be deemed to have been served upon the date on which it is personally delivered or the date upon which it is faxed and deposited in the mail. If delivered by certified mail, it shall be deemed to be served upon the third business day after the date on which it is deposited in the mail as provided above.

        8. SOLE REMEDY. In the event that either of the Constituent Corporations should fail or refuse to complete the Merger for any reason, even if all of the conditions precedent which are set forth herein, are met, the sole remedy available to the other shall be to terminate this Agreement.

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        9. MISCELLANEOUS. The captions and headings used in this Agreement are for convenience of reference only, and they shall not affect the meaning or construction of any of the terms or provisions of this Agreement. Whenever the context so requires, all words used herein in any gender shall include the masculine, feminine, and neuter gender, all singular words shall include the plural, and all plural words shall include the singular. This Agreement shall become valid and binding upon each Constituent Corporation upon the Effective Date of the Merger, and it shall extend to and be binding upon the successors or assigns of each of them, respectively. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas. Venue for specific performance or enforcement hereof or any dispute arising hereunder shall lie exclusively with any court of competent jurisdiction in Tarrant County, Texas.

         SIGNED AND DATED as provided below.

                                         CENTRE CAPITAL CORPORATION

Dated: September 13, 1999                By: /s/ EVERETT SPARKS
                                            ------------------------------------
                                                 Everett Sparks, President


                                         VISTA INTERNATURAL PRODUCTS I, INC.

                                         By: /s/ KARL F. JACOBS
                                            ------------------------------------
                                            Karl F. Jacobs, Chairman

Dated: September 13, 1999


[SEAL]



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